Exhibit 99.1

PRESS RELEASE	MEDIA INQUIRES:
FOR IMMEDIATE RELEASE	Richard Smith, TriCo Bancshares, (530) 898-0300

TriCo Bancshares Completes Merger with Valley Republic Bancorp, Appoints New Director and Resumes Stock Repurchase Program

CHICO, CA - TriCo Bancshares (NASDAQ: TCBK) (“TriCo”) has completed its previously-announced merger with Valley Republic Bancorp (OTC: VLLX) (“Valley”) as of March 25, 2022. The combined company, operating as TriCo Bancshares with its banking subsidiary, Tri Counties Bank, anticipates having total assets of approximately $10.1 billion as the result of the merger.

“We are excited to combine two community-focused financial institutions which are both significantly involved in the markets they serve,” said Richard P. Smith, President and CEO of TriCo and Tri Counties Bank. “We look forward to providing our new clients with additional lending capabilities and expanded product offerings while delivering our unique brand of Service With Solutions®”

“We see this merger as a significant milestone in our company’s history that positions us for continued growth and success,” continued Smith. “Our commitment to provide value to our clients, communities and shareholders remains our top priority.”

Prior to the merger, Valley had approximately $1.4 billion in assets and its subsidiary, Valley Republic Bank, operated three branch offices in Bakersfield, one branch office in Delano, and one loan production office in Fresno, California. Valley Republic Bank also merged with and into Tri Counties Bank on March 25, 2022.

Valley Republic Banks former branches reopened under the Tri Counties brand on Monday, March 28, 2022. Clients now have access to a community based branch network throughout Tri Counties’ California footprint, access to a national network of over 37,000 surcharge-free ATMs, advanced online and mobile banking and banker support by phone 7 days per week. Valley Republic Bank clients previously received a welcome guide detailing the transition and the benefits of being a Tri Counties client. Team members are prepared to assist clients, answer their questions and process transactions with personalized attention as usual.

With the completion of the merger, TriCo has appointed Anthony L. Leggio to its board of directors. Mr. Leggio served as a director of Valley and Valley Republic Bank since incorporation in 2016 and 2008, respectively. Mr. Leggio has been President/Manager of Bolthouse Properties, LLC, Bakersfield, CA, a diversified real estate development company with commercial, residential and agricultural holdings since 2006. He is a director of Tejon Ranch Company (NYSE: TRC), Lebec, CA, a growth-oriented, fully diversified real estate development and agribusiness company since 2012.

Pursuant to the terms of the Agreement and Plan of Merger dated as of July 27, 2021, between TriCo and Valley, each share of Valley common stock has been converted into the right to receive 0.95 shares of TriCo common stock, with cash to be paid in lieu of fractional shares. TriCo issued approximately 4.1 million shares of common stock in the merger. As a result, former Valley shareholders will own approximately 12% of TriCo’s outstanding common stock immediately following the merger.

Keefe, Bruyette & Woods, A Stifel Company served as TriCo’s financial advisors for the transaction, with Sheppard Mullin, Richter & Hampton LLP acting as its legal advisor. Stephens Inc. served as Valley’s financial advisors for the transaction, with Duane Morris LLP acting as its legal advisor.

Stock Repurchase Plan

TriCo also announced the resumption of its existing stock repurchase plan. Under the repurchase plan previously authorized by the board of directors, TriCo may repurchase its outstanding shares of common stock from time to time in open market or privately-negotiated transactions, including block trades, or pursuant to 10b5-1 trading plans. Any repurchases will be at management’s discretion and will be subject to market conditions, the price of the Company’s shares and other factors. The stock repurchase plan may be modified, suspended or terminated by the board of directors at any time. The plan authorizes the repurchase of up to 1,936,683 additional shares.

Exhibit 99.1

About TriCo Bancshares
TCBK is a bank holding company. Established in 1974, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATMs, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Cautionary Statements Regarding Forward-Looking Information
Certain statements contained in this press release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, certain plans, expectations, goals, and projections relating to the business and operations of TriCo, which are subject to numerous assumptions, risks and uncertainties. Words such as ''believes,'' ''anticipates,'' "likely," "expected," "estimated," ''intends'' and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Please refer to TriCo's Annual Report on Form 10-K for the year ended December 31, 2021, as well as TriCo’s other filings with the SEC, for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Forward-looking statements are not historical facts but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of the management's control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. In addition to factors previously disclosed in TriCo’s filings with the SEC, the risks and uncertainties that could cause actual results to be different from anticipated results include but are not limited to: the possibility that any of the anticipated benefits of the proposed merger will not be realized or will not be realized within the expected time period; the risk that conversion or integration of Valley's operations with those of TriCo will be materially delayed or will be more costly or difficult than expected; diversion of management's attention from ongoing business operations and opportunities; the challenges of integrating and retaining key employees; the effect of the consummation of the merger on customer relationships and operating results; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and general competitive, economic, political and market conditions and fluctuations. All forward-looking statements included in this press release are made as of the date hereof and are based on information available at the time of the press release. Except as required by law, TriCo does not assume any obligation to update any forward-looking statement.